Exhibit 4

Execution Copy

GRANITE BROADCASTING CORPORATION,

THE GUARANTORS PARTY HERETO

and

THE BANK OF NEW YORK,

as Trustee

THIRD SUPPLEMENTAL INDENTURE

Dated as of August 1, 2006

to

INDENTURE

Dated as of December 22, 2003 as amended by

the First Supplemental Indenture

dated as of March 9, 2005 and

the Second Supplemental Indenture

dated as of July 5, 2006

9—3/4% SENIOR SECURED NOTES

DUE 2010

This THIRD SUPPLEMENTAL INDENTURE, dated as of August 1, 2006 (this “Third Supplemental Indenture”), is made by and among Granite Broadcasting Corporation, a Delaware corporation, as issuer (the “Company”), the Guarantors, and The Bank of New York, a New York banking corporation, as trustee (the “Trustee”).

RECITALS:

A.           The Company, the Guarantors listed on the signature pages thereto (the “Original Guarantors”) and the Trustee executed an Indenture, dated as of December 22, 2003 (as amended from time to time, the “Indenture”), in respect of the Company’s 9-3/4% Senior Secured Notes due 2010 (the “Notes”).

B.                The Company, the Original Guarantors, the additional Guarantors listed on the signature pages thereto (the “Original Additional Guarantors”) and the Trustee executed a First Supplemental Indenture, dated as of March 9, 2005, in order to add Guarantees of the Notes by the Original Additional Guarantors.

C.                The Company, the Original Guarantors, the Original Additional Guarantors,  the additional guarantors listed on the signature pages thereto (the “Additional Guarantors”) and the Trustee executed a Second Supplemental Indenture, dated as of July 5, 2006 (the “Second Supplemental Indenture”), in order to add Guarantees of the Notes by the Additional Guarantors and to make certain other amendments to the Indenture as provided in the Second Supplemental Indenture and in accordance with Section 9.2 of the Indenture.

D.                The Company, the Original Guarantors, the Original Additional Guarantors and the Additional Guarantors (collectively, the “Guarantors”) have entered into a Supplemental Agreement (the “Supplemental Agreement”), dated as of July 5, 2006 with the other parties identified therein.

E.                 Section 2.2 of the Supplemental Agreement provides that the Company and the Guarantors shall enter into this Third Supplemental Indenture to amend the Indenture to incorporate the provisions set forth in Section 2 and Section 3 of the Supplemental Agreement.

F.                 Section 9.2 of the Indenture provides, among other things, that the Indenture, the Notes and the Security Documents may be amended by the Company, the Guarantors and the Trustee with the consent of the Holders of at at least a majority in principal amount of the Notes then Outstanding (the “Requisite Holders”).

G.                The Company has obtained consents from the Requisite Holders relating to the amendments of covenants and other matters relating to the Indenture as set out in this Third Supplemental Indenture.

H.                The Company has requested that the Trustee execute this Third Supplemental Indenture in accordance with Section 9.2 of the Indenture.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders of the Company’s 9-3/4% Senior Secured Notes due 2010:

Section 1.  Capitalized Terms.

Capitalized terms used but not otherwise defined herein that are defined in the Indenture shall have the meanings given to them in the Indenture.

Section 2.  Amendments.

(a)           The following definitions are hereby added in the correct alphabetical order to Section 1.1 of the Indenture:

“Modified Change of Control” means the replacement of a majority of the board of directors of the Company over a one-year period (any such period to begin after July 5, 2006) who constituted the board of directors of the Company at the beginning of such period, provided that any director that becomes a director after July 5, 2006 that is “independent” as defined under the rules and regulations of the New York Stock Exchange and approved by the Qualified Holders (which approval shall not be unreasonably withheld or delayed in light of the circumstances surrounding the appointment of such director) shall be deemed to be a director at the beginning of any such period.

“Qualified Holders” has the meaning set forth in the Supplemental Agreement.

(b)           The following sentence is hereby added to the end of the last paragraph of Section 4.4 of the Indenture:

“For so long as the Qualified Holders continue to be the beneficial owners of at least a majority in aggregate principal amount of the Notes then Outstanding, the Company will, at the time that each such Officer’s Certificate is delivered to the Trustee hereunder, deliver a copy of such Officer’s Certificate to the Qualified Holders at the address and in the manner set forth in the Supplemental Agreement.”

(c)           Paragraph (a) of Section 4.9 of the Indenture is hereby deleted and replaced in its entirety with the following:

“(a)         The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, “incur”) any Indebtedness (other than Permitted Indebtedness, except that, notwithstanding any other provision of this Indenture, for so long as the Qualified Holders continue to be the beneficial owners of at least a majority in aggregate principal amount of the Notes then Outstanding, the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly incur Permitted Indebtedness of the type described in clause (15) of the definition of “Permitted Indebtedness” without the prior written consent of Holders of at least a majority of the aggregate principal amount of the Notes then outstanding); provided, however, that solely for purposes of determining (and for purposes of clarity not for incurring) whether the Company and its Restricted Subsidiaries are permitted to (i) effect a merger or consolidation or sale of assets under Section 5.1 or (ii) designate Unrestricted Subsidiaries in accordance with the definition of “Unrestricted Subsidiary,” the Company and its Restricted Subsidiaries will be deemed to be able to incur such Indebtedness if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the deemed incurrence of any such Indebtedness if on the date of the deemed incurrence of such Indebtedness, after giving effect to the deemed incurrence thereof, the Consolidated Leverage Ratio of the Company shall not be greater than 7.5 to 1.0; provided, however, that any Indebtedness of a Person existing at the time such Person becomes or ceases to be a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be incurred at the time it becomes or ceases to be a Restricted Subsidiary.”

(d)           Section 4.10 of the Indenture is hereby amended by deleting “and” immediately after clause (3) of paragraph (a), deleting the period at the end of clause (4) and replacing it with “; and” and by adding a new clause (5) as follows:

“(5)         for so long as the Qualified Holders continue to be the beneficial owners of at least a majority in aggregate principal amount of the Notes then Outstanding, the prior written consent of Holders of at least a majority of the aggregate principal amount of the Notes then Outstanding shall have been obtained.”

(e)           Section 4.10 of the Indenture is hereby further amended by deleting “and” immediately after clause (2) of paragraph (f), deleting the period at the end of clause (3) and replacing it with “; and” and by adding a new clause (4) as follows:

“(4)         for so long as the Qualified Holders continue to be the beneficial owners of at least a majority in aggregate principal amount of the Notes then Outstanding, the prior written consent of Holders of at least a majority of the aggregate principal amount of the Notes then Outstanding to make such Asset Swap shall have been obtained.”

(f)            Section 4.12 of the Indenture is hereby amended by adding the following to the end of that Section immediately before the period:

“, except that, notwithstanding any other provision of this Indenture, for so long as the Qualified Holders continue to be the beneficial owners of at least a majority in aggregate principal amount of the Notes then Outstanding, the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly create, incur, assume or permit or suffer to exist any Permitted Liens of the type described in clause (17) of the definition of “Permitted Liens” in this Indenture without the prior written consent of Holders of at least a majority of the aggregate principal amount of the Notes then Outstanding”

(g)           The following is hereby added as Section 4.24, Section 4.25, Section 4.26, Section 4.27 and Section 4.28 of the Indenture:

“Section 4.24         Other Limitations on Asset Acquisitions.

For so long as the Qualified Holders continue to be the beneficial owners of at least a majority in aggregate principal amount of the Notes then Outstanding, the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly make (by purchase, merger, consolidation or otherwise) any Asset Acquisition or Permitted Business Acquisition, other than the Binghamton Acquisition and Permitted Business Acquisitions permitted by Section 6.8(f) of the Credit Agreement as then most recently in effect, without the prior written consent of Holders of at least a majority of the aggregate principal amount of the Notes then Outstanding.

Section 4.25           Limitation on Issuance or Sale of Capital Stock.

For so long as the Qualified Holders continue to be the beneficial owners of at least a majority in aggregate principal amount of the Notes then Outstanding, the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, issue or sell or enter into any agreement or arrangement for the issuance and sale of any shares of its Capital Stock, any securities convertible into or exchangeable for its Capital Stock, or any warrants, options or other rights for the purchase or acquisition of shares of its Capital Stock, without the prior written consent of Holders of at least a majority of the aggregate principal amount of the Notes then Outstanding, except:

(i)                                             as provided in Section 11.1 of the Credit Agreement;

(ii)                   the issuance of the Company’s 12.75% cumulative exchangeable preferred stock;

(iii)                  the issuance of any new class of preferred stock by the Company; provided that such preferred stock (i) matures no earlier than December 31, 2011, (ii) is non-cash pay until at least December 31, 2011, (iii) is not convertible or exchangeable into any other security or for any value and (iv) is not Voting Stock and does not have any equity voting rights, control rights, rights to elect directors or similar rights except for voting rights as may be otherwise required by the mandatory provisions of applicable law;

(iv)                  the issuance of any common stock by a Subsidiary of the Company to the Company; and

(v)                   the issuance of any common stock by the Company; provided that such common stock is not Voting Stock and does not have any equity voting rights, control rights, rights to elect directors or similar rights except for voting rights as may be otherwise required by the mandatory provisions of applicable law.

Section 4.26           Offer to Repurchase Upon Modified Change of Control.

Upon the occurrence of a Modified Change of Control during the period in which the Qualified Holders continue to be the beneficial owners of at least a majority in aggregate principal amount of the Notes then Outstanding, the Company will offer to repurchase from each Holder of the Notes all or such lesser portion of the Notes as each such Holder shall specify on terms and in a manner substantially the same as those that would apply to a Change of Control Offer in the event that a Change of Control under this Indenture had occurred.

Section 4.27           Limitation on Permitted Investments.

Notwithstanding any other provision of this Indenture, for so long as the Qualified Holders continue to be the beneficial owners of at least a majority in aggregate principal amount of the Notes then Outstanding, without the prior written consent of Holders of at least a majority of the aggregate principal amount of the Notes then Outstanding, the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly make any Permitted Investment of the types described in clause (1), (3)(v), (7) or (9) of the definition of “Permitted Investment”; provided however that in respect of clause (1), this restriction shall apply only in respect of Persons that will become, after such an Investment, a Guarantor or that will merge or consolidate into the Company or a Guarantor (other than the Binghamton Acquisition and Permitted Business Acquisitions permitted by Section 6.8(f) of the Credit Agreement as then most recently in effect (each of which, upon consummation, will be owned by a Guarantor)); it being understood that nothing herein shall limit Permitted Investments by the Company in the Guarantors in existence on July 5, 2006 or the creation of new Guarantors.

Section 4.28           Notice of Qualified Holder Consent.

In connection with any request by the Company to the Trustee for any consent pursuant to, or amendment of, this Indenture requiring the consent of Holders during the period in which the Qualified Holders continue to be the beneficial owners of at least a majority of the aggregate principal amount of the Notes then Outstanding, the Company agrees that it shall deliver to the Trustee an Officers’ Certificate certifying that the Qualified Holders continue to be the beneficial owners of at least a majority of the aggregate principal amount of the Notes then Outstanding.”

Section 3.  Indenture.

Except as amended hereby, the Indenture is in all respects ratified and confirmed and all its terms shall remain in full force and effect. From and after the effectiveness of this Third Supplemental Indenture, any reference to the Indenture shall mean the Indenture as so amended by this Third Supplemental Indenture.

Section 4.  Governing Law.

THIS THIRD SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 5.  Successors.

All agreements of the Company, the Guarantors and the Trustee in this Third Supplemental Indenture shall bind their respective successors and permitted assigns. This Third Supplemental Indenture shall be binding upon each Holder of Notes and their respective successors and assigns.

Section 6.  Counterpart Originals.

The parties may sign any number of copies of this Third Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 7.  Effective Date of this Third Supplemental Indenture.

This Third Supplemental Indenture shall be effective pursuant to Section 9.4 of the Indenture immediately upon execution by the Company and the Guarantors and delivery to and execution by the Trustee of this Third Supplemental Indenture.

Section 8.  Trustee Disclaimer.

The Trustee accepts the amendment of the Indenture effected by this Third Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture as hereby amended. Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company and the Guarantors, or for or with respect to (i) the validity, efficacy, or sufficiency of this Third Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Company or any Guarantor by corporate action or otherwise, or (iii) the due execution hereof by the Company and each Guarantor, and the Trustee makes no representation with respect to any such matters.

Section 9.  Severability.

In case any provision of this Third Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 10.  Headings.

The Section headings of this Third Supplemental Indenture, which have been inserted for convenience of reference only, are not to be considered a part of this Third Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 11.  Trustee Makes no Representation.

The Trustee makes no representation as to the validity or sufficiency of this Third Supplemental Indenture.

Section 12.  Reaffirmation of Section 7.7.

The Company and each Guarantor hereby reaffirm their indemnification obligations to the Trustee pursuant to Section 7.7 of the Indenture in connection with the Trustee’s execution of this Third Supplemental Indenture.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed and delivered by their duly authorized officers as of the date first above written.

GRANITE BROADCASTING CORPORATION,
as Issuer

By:	/s/ Lawrence I. Wills
Name: Lawrence I. Wills
Title: Senior Vice President — Chief Financial Officer

CHANNEL 11 LICENSE, INC.

GRANITE RESPONSE TELEVISION, INC.

KBJR LICENSE, INC.

KBJR, INC.

KBWB LICENSE, INC.

KBWB, INC.

KSEE LICENSE, INC.

KSEE TELEVISION, INC.

QUEEN CITY BROADCASTING OF NEW YORK, INC.

WEEK-TV LICENSE, INC.

WISE-TV, INC.

WISE-TV LICENSE, LLC

WKBW-TV LICENSE, INC.

WTVH LICENSE, INC.

WXON LICENSE, INC.

WXON, INC.,

WBNG, INC.

WBNG LICENSE, INC.

as Guarantors

By:	/s/ Lawrence I. Wills
Name: Lawrence I. Wills
Title: Vice President

WTVH, LLC,
as a Guarantor

By:	GRANITE BROADCASTING CORPORATION, the Sole Member of WTVH, LLC

By:	/s/ Lawrence I. Wills
Name: Lawrence I. Wills
Title: Senior Vice President — Chief Financial Officer

THE BANK OF NEW YORK,
as Trustee

By:	/s/ Remo J. Reale
Name: Remo J. Reale
Title: Vice President